- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement        [_] Confidential, for Use of the
                                         Commission Only (as permitted by
[X] Definitive Proxy Statement           Rule 14a-6(e)(2))
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              CLEAN HARBORS, INC.
                   ---------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              CLEAN HARBORS, INC.
                   ---------------------------------------
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
  Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
  6(i)(3).
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
  1) Title of each class of securities to which transaction applies:
   ---------------------------
  2) Aggregate number of securities to which transaction applies:
   ---------------------------
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
   ---------------------------
  4) Proposed maximum aggregate value of transaction:
   ---------------------------
  5) Total fee paid:
   ---------------------------
[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act
  Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
  1) Amount Previously Paid:
   ---------------------------
  2) Form, Schedule or Registration Statement No.
   ---------------------------
  3) Filing Party:
   ---------------------------
  4) Date Filed:
   ---------------------------

Notes:

No preliminary filing was made, because the only matters to be acted upon are the election of directors.

The proxy statement does not include either the Long-Term Incentive Plan Awards Table or the Pension Plan Table specified in Item 402(e) and (f), respectively, because the Company does not have a "long-term incentive plan" as defined in Item 402(a)(7)(iii) or a pension plan other than a 401(k) plan.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                          [CLEAN HARBORS STATIONERY]

                [COVER LETTER FROM THE CHAIRMAN OF THE BOARD]

CORPORATE HEADQUARTERS
1501 WASHINGTON STREET
BRAINTREE, MASSACHUSETTS 02184
TEL. 617-849-1800


To Our Fellow Stockholders:

  On behalf of the Board of Directors, it is my pleasure to invite you to attend the 1996 Annual Meeting of Stockholders, to be held on Monday, June 17, 1996 in Boston, Massachusetts.

  Information about the Annual Meeting is presented on the following pages. In addition to the formal items of business, the meeting will include a report by members of management on Company operations. You will have an opportunity to ask questions of our management team if you attend the meeting in person.

  Your vote is important. You can be sure your shares are represented at the meeting by completing, signing, and returning your proxy form in the enclosed envelope, even if you plan to attend the meeting. Sending in your proxy will not prevent you from voting in person at the meeting should you wish to do so.

  Thank you for your continued support of Clean Harbors. We look forward to seeing those stockholders who are able to attend the Annual Meeting on June 17.

                                          Sincerely,

                                          /s/ Alan S. McKim

                                          Alan S. McKim
                                          Chairman of the Board

- --------------------------
PEOPLE AND TECHNOLOGY
PROTECTING & RESTORING
AMERICA'S ENVIRONMENT

                              CLEAN HARBORS, INC.
                            1501 WASHINGTON STREET
                        BRAINTREE, MASSACHUSETTS 02184

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

  Notice is hereby given that the Annual Meeting of Stockholders of Clean Harbors, Inc. (the "Company"), will be held at 9:30 a.m., local time, on Monday, June 17, 1996, at the Swissotel, One Avenue de Lafayette, Boston, Massachusetts, for the following purposes:

    1. To elect three (3) Class I members of the Board of Directors of the Company to serve until the 1999 Annual Meeting of Stockholders and until their respective successors are duly elected; and

    2. To consider and act upon such other business as may properly come before the meeting and any adjournment thereof.

  Stockholders of record at the close of business on May 1, 1996 will be entitled to notice and to vote at the meeting.

  You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting in person, please date, sign and mail your proxy in the enclosed envelope to ensure that your shares will be represented at the meeting.

                                          By order of the Board of Directors

                                          /s/ C. Michael Malm

                                          C. Michael Malm, Clerk
May 1, 1996
Boston, Massachusetts

  YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                              CLEAN HARBORS, INC.
                             1501 WASHINGTON STREET
                              BRAINTREE, MA 02184

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished in connection with the solicitation of proxies by the Board of Directors of Clean Harbors, Inc., a Massachusetts corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held at the Swissotel, One Avenue de Lafayette, Boston, Massachusetts, on June 17, 1996, commencing at 9:30 a.m., local time, and any adjournment thereof.

                               PROXY SOLICITATION

  Proxies in the accompanying form, properly executed and received prior to the meeting and not revoked, will be voted as specified or, if no instructions are given, will be voted in favor of the proposals described herein. Proxies may be revoked at any time prior to the meeting by written notice given to the Clerk of the Company. The cost of this solicitation shall be borne by the Company. Solicitations of proxies by telephone or in person may be made by the Company's directors, officers or other employees, but any such solicitation will be carried on during working hours and for no additional cost, other than the time expended and telephone charges in making such solicitation. This Proxy Statement and the accompanying proxy form are scheduled to be mailed to stockholders beginning on May 3, 1996.

                      INFORMATION AS TO VOTING SECURITIES

  The holders of the Company's Common Stock and Series B Convertible Preferred Stock vote as a single class with respect to the election of directors and most other matters. Each issued and outstanding share of the Company's Common Stock, $.01 par value per share, and each issued and outstanding share of the Company's Series B Convertible Preferred Stock, $.01 par value per share, is entitled to one vote. Only stockholders of record at the close of business on May 1, 1996 will be entitled to vote at the meeting. On April 15, 1996, there were 9,592,240 shares of Common Stock and 112,000 shares of Series B Convertible Preferred Stock of the Company outstanding and entitled to vote. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

  The election of the Class I directors requires the affirmative vote of the holders of a plurality of the shares of both classes of stock represented at the meeting. Other matters which may properly come before the meeting will require the affirmative vote of the holders of a majority of the shares represented at the meeting. Votes withheld from any nominee for election as a director, abstentions, and broker "non-votes" are counted as present or represented for purposes of determining the presence of a quorum for the meeting. Therefore, abstentions and broker "non-votes" will have the effect of "against" votes. Broker "non-votes" occur when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Usually, this would occur when brokers holding stock in "street name" have not received any instructions from clients, in which case the brokers (as holders of record) are permitted to vote on "routine" proposals but not on non-routine matters. The election of directors is considered a routine matter. Missing votes on non-routine matters are "broker non-votes."

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

             NAME               AGE                   POSITION
             ----               ---                   --------
Alan S. McKim..................  41 Chairman of the Board of Directors,
                                     President and Chief Executive Officer
Christy W. Bell................  73 Director
David A. Eckert................  40 Director and Executive Vice President of the
                                     Company; Chief Operating Officer of Clean
                                     Harbors Environmental Services*
John F. Kaslow.................  63 Director
Daniel J. McCarthy.............  64 Director
John T. Preston................  46 Director
Lorne R. Waxlax................  62 Director
Richard Lavoie.................  49 Senior Vice President*
Stephen H. Moynihan............  40 Vice President and Treasurer
Brian J. House.................  35 Vice President Field Services*
John P. Lawton.................  35 Vice President Sales*

- --------
  *Officer of Clean Harbors Environmental Services, Inc., a wholly-owned subsidiary of the parent holding company, Clean Harbors, Inc.

  Alan S. McKim founded the Company in 1980 and is Chairman of the Board of Directors, President, and Chief Executive Officer of the Company. He serves as a director of most of the Company's subsidiaries. Mr. McKim served as President of the Company and its predecessor from 1980 to 1988. Mr. McKim holds an MBA from Northeastern University. He has been a director of the Company since its formation. His current term as a Class I director expires this year, and he is standing for reelection for a three-year term.

  Christy W. Bell was Chairman of the Board of ChemClear Inc., a public company which was primarily engaged in the business of treating industrial, aqueous waste at its plants in Baltimore, Cleveland, and Chicago, for more than five years prior to its merger into a subsidiary of the Company in 1989. Mr. Bell had also served as President of ChemClear prior to the merger. Mr. Bell is President and an owner of Electro-Petroleum, Inc., Electro-Pyrolysis, Inc., and Arc Technologies, Inc., all of which are involved in the development of technologies for the management of waste and the production of energy. He is also a director of Thoratec Laboratories Corporation. Mr. Bell has served as a director of the Company since the ChemClear merger in 1989. His current term as a Class III director expires in 1998.

  David A. Eckert joined the Company as Executive Vice President in March 1996 and was appointed by the Board to serve as a Class I director. He also serves as Chief Operating Officer of Clean Harbors Environmental Services, Inc. From 1991 until joining Clean Harbors, Mr. Eckert was Co-Chairman and Co-Chief Executive Officer of SV Corporation, an industrial valve manufacturing company. From 1988 through 1991 he was co-founder, Managing Director and President of Cornerstone Partners Limited, which invested in under performing companies. From 1979 through 1988, he served as a consultant and partner with Bain & Company, an international consulting firm. Mr. Eckert holds a BS degree, with highest distinction, from Northwestern University and an MBA from the Harvard Business School where he was a Baker Scholar and a Loeb, Rhoades Fellow. As a Class I director, Mr. Eckert is standing for election for a three-year term.

  John F. Kaslow serves as Executive Director of the Northeast Region for the Electric Power Research Institute ("EPRI"), a collaborative research organization which provides advanced science and technology to its member companies and their customers. Prior to joining EPRI, Mr. Kaslow served for 34 years with an electric utility company, the New England Electric System ("NEES"), where he held a number of engineering, operating and general management positions, including serving prior to his retirement as a director, Executive Vice President and Chief Operating Officer of NEES, and as a director and President of its New England Power Company subsidiary. Mr. Kaslow is a director of Doble Engineering Company, which designs and manufactures electric test equipment. He has served as a director of the Company since 1991, his current term as a Class I director expires this year, and he is standing for reelection for a three-year term.

  Daniel J. McCarthy has been a Professor of Strategic Management at Northeastern University since July 1972, prior to which he was President of Computer Environments Corporation, a computer services company. He serves as a director and on the Finance Committee of Tufts Associated Health Plan, a health maintenance organization, and as a director and on the Compensation Committee of MANAGEDCOMP, Inc., which manages worker's compensation for employers. Mr. McCarthy holds an MBA degree from Dartmouth College and a DBA degree from Harvard Business School. He has served as a director of the Company since 1987. His current term as a Class III director expires in 1998.

  John T. Preston is President and Chief Executive Officer of Quantum Energy Technologies. From 1992 through 1995, he served as Director of Technology Development at the Massachusetts Institute of Technology. From 1986 to 1992 he was Director of the M.I.T. Technology Licensing Office. Previously, Mr. Preston was a founder of Visual Communication Network and Associate Director of the M.I.T. Industrial Liaison Program. He holds an MBA from Northwestern University and a BS in Physics from the University of Wisconsin. He is a member of a number of government advisory panels and corporate boards, including Molten Metal Technology, Inc. and Energy BioSystems Corporation, which are public companies pioneering the application of technology to address environmental concerns. Prior to joining the Board of the Company, Mr. Preston served on the board of Clean Harbors Technology Corporation. He accepted an appointment to fill a vacancy on the Board of Directors of the Company in March 1995, and his term as a Class II director expires in 1997.

  Lorne R. Waxlax served as Executive Vice President of The Gillette Company from 1985 to 1993, with worldwide responsibility for Braun AG, Oral-B Laboratories, and Jafra Cosmetics International. He is a director of Waban Inc., HON Industries Inc., Quaker State Corporation and AMTROL Inc., which are public companies, and The Iams Company, a private company. Mr. Waxlax holds an MBA degree from Northwestern University. He has served as a director of the Company since 1994 and his current term as a Class II director expires in 1997.

  Richard Lavoie joined Clean Harbors Environmental Services in May 1995 as Senior Vice President for Treatment, Transportation and Disposal Services. In this capacity, Mr. Lavoie has responsibility for overall management of the treatment, transportation, disposal and lab pack ("CleanPack") business of the Company. Prior to joining Clean Harbors, Mr. Lavoie was Executive Vice President of the Western Region of the Chemical Group of Philip Environmental, Inc. based in Seattle, Washington. From 1990 to 1994 he was employed by the Safety Kleen Corp. in various management positions. In his last position at Safety Kleen, he was Divisional Vice President, Environsystems. Mr. Lavoie is a graduate of Assumption College.

  Stephen H. Moynihan has served as an officer of either the Company or one or more of its subsidiaries since June 1987. In November 1995 he was appointed Vice President and Treasurer of the Company. Mr. Moynihan served as Vice President of Strategic Planning of Clean Harbors Environmental Services from 1990 until 1995. Prior to joining Clean Harbors, Mr. Moynihan was Audit Manager for Gerald T. Reilly and Company, a public accounting firm. Mr. Moynihan holds a BS degree in Accounting from Bentley College.

  Brian J. House is a Vice President of Clean Harbors Environmental Services responsible for all field service operations. He has served in this capacity since 1994. Mr. House joined the Company in

1985 and has served in a variety of operations positions. In 1988 he was appointed General Manager of the Connecticut Field Service Operation, and in 1992 he was appointed Regional Vice President for the Northeast Region. Mr. House received a BS degree from Bates College.

  John P. Lawton is a Vice President of Clean Harbors Environmental Services responsible for marketing, sales and service for all Company subsidiaries. Mr. Lawton joined the Company in 1988 as a Customer Service Account Manager at its Braintree facility. In 1989, he became Sales Manager for the Midwest region. In 1992, he became Director of Sales for all service areas outside New England. Mr. Lawton held various management positions with New York Air and Pan American World Airlines from 1983 to 1988 before joining the Company. He received a BA degree from North Adams State College.

  Set forth below is information as to ownership of the Company's Common Stock as of April 15, 1996 by each director of the Company, each of the executive officers named in the Summary Compensation Table set forth below, and by all directors and executive officers as a group. No director or executive officer owns any Series B Convertible Preferred Stock. Except as otherwise indicated below, the named owner has sole voting and investment power with respect to the specified shares.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                               AMOUNT AND NATURE OF   PERCENT
NAME OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP(1) OF CLASS
- ------------------------                      ----------------------- --------
Alan S. McKim................................        3,630,462(2)      37.8%
Christy W. Bell..............................           52,352           *
David A. Eckert..............................              --            *
John F. Kaslow...............................            4,300           *
Daniel J. McCarthy...........................           18,200(3)        *
John T. Preston..............................            3,200           *
Lorne R. Waxlax..............................           36,208           *
Richard Lavoie...............................            8,000           *
Stephen H. Moynihan..........................           32,389           *
Brian J. House...............................           10,600           *
John T. Lawton...............................            7,875           *
All current directors and executive officers
 as a group (11 persons).....................        3,803,586         39.6%

- --------
  *Less than 1%
(1) Beneficial ownership has been determined in accordance with Securities and Exchange Commission regulations and includes the following number of shares of the Company's Common Stock which may be acquired under stock options which are exercisable within 60 days of April 1, 1996: Mr. Kaslow (4,000 shares), Mr. Waxlax (3,208 shares), Mr. McCarthy (18,000 shares), Mr. Bell (5,000 shares), Mr. Preston (3,200 shares), Mr. Lavoie (8,000 shares), Mr. Moynihan (11,889 shares), Mr. House (10,600 shares), Mr. Lawton (7,875 shares), and all current directors and executive officers as a group (71,772 shares).
(2) Excludes 60,000 shares owned by a trust for Mr. McKim's minor children as to which Mr. McKim holds no voting or investment power.
(3) Includes 200 shares owned by Mr. McCarthy's son as to which Mr. McCarthy shares voting and investment power.

  To the Company's knowledge, as of April 1, 1996, no person or entity "beneficially owned" (as that term is defined by the Securities and Exchange Commission) 5% or more of the Company's Common Stock or Series B Convertible Preferred Stock, except as shown in the following table. Except as otherwise indicated below, the Company understands that the named person or entity has sole voting and investment power with respect to the specified shares. The holders of the Company's Common Stock and Series B Convertible Preferred Stock vote as a single class with respect to the election of directors and most other matters.

                                                   PERCENT AND
    NAME AND ADDRESS      NUMBER OF SHARES        CLASS OF STOCK
    ----------------      ----------------    ---------------------
Alan S. McKim...........     3,630,462(1)     37.85% Common Stock
Clean Harbors, Inc.
1501 Washington St.
Braintree, MA 02184
Brinson Partners, Inc...       881,700(2)     9.19% Common Stock
Brinson Trust Company
c/o Brinson Holdings,
 Inc.
  209 South LaSalle
  Chicago, IL 60604
Dimensional Fund Advi-         503,400(2)(3)  5.25% Common Stock
 sors, Inc..............
1299 Ocean Avenue
Santa Monica, CA 90401
Froley, Revy Investment         67,000        59.82% Series B
 Company, Inc...........
10900 Wilshire Blvd.                           Convertible
Los Angeles, CA 90024                          Preferred Stock
Morgan Guaranty Trust           42,000        37.50% Series B
 Co. of New York........
23 Wall Street                                 Convertible
New York, NY 10015                             Preferred Stock

- --------
(1) Excludes 60,000 shares owned by a trust for Mr. McKim's minor children as to which Mr. McKim holds no voting or investment power.
(2) Based upon ownership as of December 31, 1995 shown on Schedule 13G filed with the Company by the specified entities in February 1996.
(3) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of such shares, which are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

                             ELECTION OF DIRECTORS

  The Board of Directors of the Company is composed of seven directors classified into three classes of which Class I consists of three (3) directors and Classes II and III each consist of two directors. One class of directors is elected each year for a term of three years. The term of the Class I Directors, Alan S. McKim, John F. Kaslow and David A. Eckert, shall expire at the 1996 Annual Meeting, and the Board of Directors has nominated each of the foregoing to continue to serve as Class I Directors.

  UNLESS OTHERWISE SPECIFIED THEREIN, SHARES REPRESENTED BY THE ENCLOSED PROXY WILL BE VOTED AT THE ANNUAL MEETING TO ELECT ALAN S. MCKIM, JOHN F. KASLOW AND DAVID A. ECKERT AS DIRECTORS

OF THE COMPANY FOR A THREE-YEAR TERM, UNTIL THE 1999 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR RESPECTIVE SUCCESSORS SHALL BE DULY ELECTED. IN THE EVENT THAT ONE OR MORE OF THE NOMINEES IS UNABLE TO STAND FOR ELECTION (WHICH EVENT IS NOT NOW CONTEMPLATED), THE HOLDERS OF THE ENCLOSED PROXY WILL VOTE FOR THE ELECTION OF A NOMINEE OR NOMINEES ACCEPTABLE TO THE REMAINING MEMBERS OF THE COMPANY'S BOARD OF DIRECTORS.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO ELECT MESSRS. MCKIM, KASLOW AND ECKERT AS DIRECTORS.

COMPENSATION OF DIRECTORS

  According to the Company's Equity Incentive Plan approved by stockholders at the 1992 Annual Meeting, each director who is not an employee of the Company receives upon election to the Board a grant of a five-year, non-qualified stock option to purchase that number of shares of the Company's Common Stock determined by multiplying 1,000 by the number of years or fraction thereof for which the director shall be elected, at the market price of the Common Stock on the date of election, vesting immediately as to the first 1,000 shares of any award and as to an additional 1,000 shares on each anniversary of the date of election. Awards to directors appointed to fill a vacancy on the Board for less than one year are prorated. During 1995, upon election as directors to serve for a term of three-years, Messrs. McCarthy and Bell each received options for 3,000 shares at the market price of $3.375 per share.

  The Company's policy is to pay each director who is not an employee an annual retainer fee of $20,000 plus $1,000 for each board meeting attended, $750 for each committee meeting attended and $500 for board meetings conducted by telephone conference call. The Company also pays outside directors who are members of committees of the Board $1,000 for membership on a committee and $1,500 for serving as chairman of a committee. Directors are reimbursed for expenses incurred in connection with service on the Board. Total fees paid to directors in 1995 were as follows: Bell $27,000; Kaslow $29,000; McCarthy $29,000; Waxlax $28,500; and Preston $25,333.

BOARD COMMITTEES AND MEETINGS

  During 1995, the Board of Directors held eight meetings, of which two were held by conference call and one by written consent.

  The Board of Directors has established an Audit Committee consisting of members of the Board of Directors who are not employed by the Company. During 1995, the Audit Committee consisted of Messrs. Bell, McCarthy and Kaslow. The primary functions of the Audit Committee are to recommend the selection of independent public accountants, to review the scope of and approach to audit work, and to meet with and review the activities of the Company's accountants and the independent public accountants. During 1995, there were two meetings of the Audit Committee.

  The Board of Directors has also established a Compensation and Stock Option Committee. During 1995, the Compensation and Stock Option Committee consisted of three non-employee directors: Messrs. McCarthy, Kaslow and Waxlax. Four meetings of the Committee were held during 1995.

  The Board of Directors has not established a Nominating Committee.

  During 1995, all directors attended at least 75 percent of the meetings of the Board and the committees of which they were members.

                         COMPENSATION COMMITTEE REPORT

  The Compensation and Stock Option Committee of the Board of Directors (the "Committee"), consists of three outside directors whose responsibilities include the recommendation to the full Board of Directors of a compensation package for the Chief Executive Officer; review and approval of other senior executive officer compensation; review and approval of corporate management compensation policies, and management of the Company's stock option and equity incentive plans.

  The fundamental philosophy of the Committee regarding executive compensation is to offer competitive compensation opportunities and to align individual compensation with the goals, values and priorities of the Company. Compensation for executive officers currently consists of three basic elements: base compensation and benefits, salary "at-risk", and awards of long-term equity incentives through non-qualified stock options.

  Base compensation and benefits for 1995 were determined based upon previous studies of comparable industry groups. Salary at-risk payments to senior management were to be derived from a profit pool to be established if the Company achieved its goal of earnings before interest, taxes, depreciation and amortization ("EBITDA"). Executives would be eligible to receive a number of participating shares of the pool based upon the relative potential impact of their positions. Individuals would then be evaluated by senior management, based upon ten shared goals, to determine whether they had earned their full shares. The 1995 salary at-risk pool for senior management was not funded because the Company failed to achieve its EBITDA goal. Notwithstanding the Company's failure to meet its EBITDA goal in a difficult market, a few selective individual bonuses were paid for 1995 based upon individual performance.

  The final element of compensation for executive officers is long-term equity incentives through grants of non-qualified stock option awards at the market price of the Company's Common Stock. Awards are designed to align the interests of executive officers with those of stockholders of the Company and to encourage long-term retention of executives through periodic vesting of options, most of which vest as to 20% at the end of each successive year of service. Options were awarded in December 1995 to 87 employees of the Company. The amount of individual awards ranged from 2,000 to 10,000 shares based upon the individual's position and ability to positively impact Company results, adjusted according to his or her performance rating. The Chief Executive Officer, Alan S. McKim, did not receive any options during 1995.

  Base compensation of the Chief Executive Officer, Alan S. McKim, was increased by the Compensation Committee in the Spring of 1993 from $250,000 to $300,000. Mr. McKim, however, has voluntarily continued to defer the implementation of such increase. Salary at risk payable to Mr. McKim for 1995 was to be based upon the Company's achievement of a base line EBITDA goal and various individual goals established with the Committee. Because the Company failed to achieve its EBITDA threshold, Mr. McKim did not receive any bonus for 1995.

                                          Members of the Committee
                                            John F. Kaslow
                                            Daniel J. McCarthy
                                            Lorne R. Waxlax

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth compensation information for the Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries who were serving as executive officers at the end of 1995. The table also includes two additional executive officers (Messrs. Pitts and Hemans) who are no longer with the Company but are included because total salary and bonus paid to them during the year made them among the highest paid executive officers.

                          SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                      COMPENSATION(1)
                                                                     ------------------
                                                                       AWARDS   PAYOUTS
                                                                     ---------- -------
                                                                     SECURITIES
                                                                     UNDERLYING
                                     ANNUAL COMPENSATION              OPTIONS           ALL OTHER
                                  -------------------------------     GRANTED            COMPEN-
NAME AND PRINCIPAL POSITION  YEAR  SALARY      BONUS      OTHER       (SHARES)          SATION(2)
- ---------------------------  ---- --------    -------    --------    ---------- ------- ---------
Alan S. McKim                1995 $250,008    $   --     $    384         --      --     $1,000
 Chairman of                 1994  250,008        --          --          --      --      1,000
 the Board,                  1993  250,008        --          --          --      --      1,000
 President and
 Chief
 Executive
 Officer
James A.                     1995 $214,000    $   --     $  1,584         --      --     $1,000
 Pitts(3)                    1994  214,000     36,000         --       50,000     --      1,000
 Executive Vice              1993  147,833     58,000(4)      --        7,500     --        750
 President
 Finance and
 Administration,
 Treasurer and
 Chief
 Financial
 Officer
Lawton T.                    1995 $150,000    $25,000(4) $ 49,502(5)      --      --     $1,000
 Hemans II(6)                1994  125,577        --       17,433(5)   47,500     --        --
 Senior Vice
 President,
 Clean Harbors
 Environmental
 Services, Inc.
Richard Lavoie               1995 $119,481(7) $   --     $114,623(7)   50,000     --     $  --
 Senior Vice
 President,
 Clean Harbors
 Environmental
 Services, Inc.
Stephen H.                   1995 $130,800    $   --     $    264       7,000     --     $1,000
 Moynihan
 Vice President
 and Treasurer
Brian J. House               1995 $126,206    $   --     $    210       7,000     --     $1,000
 Vice President              1994  107,236        --          178       5,000     --      1,000
 Field
 Services,
 Clean Harbors
 Environmental
 Services, Inc.
John T. Lawton               1995 $107,187    $   --     $    205       7,000     --     $1,000
 Vice                        1994  107,812        --          169       9,000     --      1,000
 President,
 Sales, Clean
 Harbors
 Environmental
 Services,
 Inc.

- --------
(1) No restricted stock or stock appreciation rights were awarded during 1995, or held at the end of 1995. The Company does not have a long-term incentive plan, and there were no long-term incentive plan payouts during 1995.
(2) Consists of employer contribution to 401(k) plan. The Company does not provide any pension benefits other than the 401(k) plan.
(3) Mr. Pitts resigned from active employment with the Company on December 31, 1995.
(4) Bonus paid pursuant to employment agreement, which specified a minimum bonus for his first full year of employment.
(5) Relocation expenses.
(6) Mr. Hemans joined the Company in March 1994 and resigned from active employment on October 19, 1995.
(7) Mr. Lavoie joined the Company in May 1995. During 1995, he received a relocation allowance of $111,207 and a car allowance of $3,010.

OPTIONS

  The following table illustrates the hypothetical value of stock options granted to the individuals named in the Summary Compensation Table during 1995, based on assumed annual growth rates of 5% and 10% in the value of the Company's stock price over the life of the stock options. The amounts set forth under "Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term" reflect required disclosures pursuant to regulations of the Securities and Exchange Commission. The actual value to be realized, if any, could be more or less than the assumed values depending upon the performance of the stock. Under the terms of the Company's Stock Option and Equity Incentive Plans, the Compensation and Stock Option Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options. No stock appreciation rights were awarded during 1995.

                             OPTION GRANTS IN 1995

                                                                    POTENTIAL REALIZABLE VALUE
                                                                    AT ASSUMED ANNUAL RATES OF
                                                                     STOCK PRICE APPRECIATION
                                     INDIVIDUAL GRANTS                  FOR OPTION TERM(2)
                         ------------------------------------------ ----------------------------
                                     PERCENT
                         NUMBER OF   OF TOTAL
                         SECURITIES  OPTIONS   EXERCISE
                         UNDERLYING GRANTED TO  OR BASE
                          OPTIONS   EMPLOYEES  PRICE PER EXPIRATION   5% ANNUAL     10% ANNUAL
       NAME               GRANTED    IN 1995   SHARE(1)     DATE     GROWTH RATE    GROWTH RATE
       ----              ---------- ---------- --------- ---------- -------------  -------------
Alan S. McKim......           --        --      $  --         --      $        --   $         --
Richard Lavoie..........   40,000     11.12%     3.375    5/12/05           84,901        215,155
                           10,000      2.78      3.00     12/9/05           18,867         47,812
Stephen H. Moynihan.....    7,000      1.95      3.00     12/9/05           13,207         33,469
Brian J. House..........    7,000      1.95      3.00     12/9/05           13,207         33,469
John T. Lawton..........    7,000      1.95      3.00     12/9/05           13,207         33,469
James A. Pitts..........      --        --         --         --               --             --
Lawton T. Hemans, II....      --        --         --         --               --             --

- --------
(1) The exercise prices of the options granted are equal to the fair market value of the Common Stock on the date each option was granted.
(2) All options have a ten-year term. All options vest over five years and are exercisable as to 20% of shares on the first anniversary of the date of grant and as to an additional 20% on each anniversary date thereafter.

OPTION EXERCISES AND YEAR-END OPTION VALUES

  The following table shows for the individuals named in the Summary Compensation Table the aggregate number of options exercised, the value realized (market value of underlying shares on exercise minus the exercise price), the number of unexercised options held by each individual at year-end, and the value of unexercised in-the-money options at year-end. The high and low sales prices of the Company's Common Stock in 1995 were $5.50 and $2.375, respectively. The last sale price at year-end was $2.50. No stock appreciation rights were exercised during 1995 or held by such individuals at year-end.

                           OPTION EXERCISES IN 1995

                                                NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                           NUMBER              UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                          OF SHARES              OPTIONS AT YEAR-END            YEAR-END
                         ACQUIRED ON  VALUE   ------------------------- -------------------------
          NAME            EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
Alan S. McKim...........     --       $ --         --           --         $ --         $ --
James A. Pitts..........     --         --      49,833       44,500            0            0
Lawton T. Hemans II.....     --         --       9,500       38,000            0            0
Richard Lavoie..........     --         --           0       50,000            0            0
Stephen H. Moynihan.....     --         --      11,289       30,155            0            0
Brian J. House..........     --         --       8,200       19,200            0            0
John T. Lawton..........     --         --       5,875       19,200            0            0

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

  Mr. Pitts, who served as Executive Vice President of Finance and Administration, Treasurer and Chief Financial Officer, retired from active employment with the Company effective as of the end of 1995. According to his severance arrangement, Mr. Pitts is to continue to receive his 1995 annual compensation and benefits until January 1, 1997 or such earlier date as he may obtain full-time employment. In addition, Mr. Pitts is to receive outplacement services and secretarial support up to a maximum cost to the Company of $32,100. Options held by Mr. Pitts will expire on April 1, 1997.

  The Company provides "change of control" protection under stock option agreements awarded to executive officers. Some of those agreements provide that options will automatically fully vest upon a change of control, while others provide that if an employee is involuntarily terminated or experiences a change of position and a reduction in salary or relocation within twelve months of a change of control, the employee's options become fully vested.

PERFORMANCE GRAPH

  The following graph compares the five-year return from investing $100 on December 31, 1990 in each of Clean Harbors, Inc. Common Stock, the NASDAQ Market Index of companies, and an index of environmental services companies, compiled by Media General Financial Services, Inc. The environmental services group used by Media General Financial Services, Inc. includes all companies whose listed line-of-business is SIC Code 4953 (refuse systems), and assumes reinvestment of dividends on the ex-dividend date. An index compares relative performance since a particular starting date. In this instance, the starting date is December 31, 1990, when the Company's Common Stock price closed at $6.25 per share.

                             [GRAPH APPEARS HERE]


                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET


- --------------------------------FISCAL YEAR ENDING-------------------
COMPANY                     1990    1991    1992    1993    1994    1995
CLEAN HARBORS INC              100   180.00  192.00  114.00  63.00   40.00
INDUSTRY INDEX                 100   104.59   98.72   71.81  67.59   80.62
BROAD MARKET                   100   128.38  129.64  155.50 163.26  211.77

                             CERTAIN TRANSACTIONS

  In March 1986, Mr. McKim acquired a 25% limited partnership interest in Wood Road Associates Limited Partnership which owns property leased to the Company. The other 75% interest in the partnership is owned by individuals unrelated to the Company or to Mr. McKim. The lease, executed in March 1986, expires in July 1996. The Company has elected not to renew its lease and will be moving from this location starting in May of this year. The lease provides for the rental of 42,078 square feet of office and laboratory space at an initial monthly rental of $47,350, subject to annual cost of living adjustments. The Company believes that the property was leased at its fair rental value.

  The Company's subsidiaries currently have a $45,000,000 revolving credit and term loan agreement (the "Loan Agreement") with Congress Financial Corporation (New England) (the "Lender"). The Loan Agreement provides for a maximum level of borrowings at any time which is dependent upon the maintenance of certain ratios specified in the Loan Agreement. Borrowings are secured by substantially all of the assets of the Company and its subsidiaries. Under a cash collateral agreement with the Lender, dated November 21, 1995, Mr. McKim pledged $2 million cash as additional collateral in the event that the Company needed to make additional borrowings than were allowed under the Loan Agreement. In consideration for the pledge of such additional collateral, the Lender agreed to increase the availability of borrowings by $4 million, reducing to $2 million on January 29, 1996. Although Mr. McKim was entitled to receive the interest earned upon the pledged cash, he otherwise received no consideration for providing the additional collateral. The cash collateral agreement provided that, as long as the Company's subsidiaries were not then in default of their obligations under the Loan Agreement, Mr. McKim could withdraw the cash collateral at any time upon three days' prior written notice. The Company and its subsidiaries have determined that they no longer need the additional borrowing capacity which was made available to them as a result of Mr. McKim's pledge, and Mr. McKim therefore withdrew all of the cash collateral on March 31, 1996.

         COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of those reports are to be furnished to the Company. Based solely on its review of copies of the reports received by it, or written representations from certain reporting persons, the Company believes that during 1995 all such filing requirements were satisfied on a timely basis except for a late filing of a Form 5 by Daniel McCarthy and a late filing of a Form 3 by Richard Lavoie.

                            INDEPENDENT ACCOUNTANTS

  The Company's independent public accountants will be selected by the Board of Directors at its meeting following the Annual Meeting of Stockholders. The Board of Directors anticipates that it will select Coopers & Lybrand to serve as the Company's independent public accountants for the year ending December 31, 1996. Coopers & Lybrand has served as the Company's independent public accountants since the fiscal year ended February 28, 1990. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

                             STOCKHOLDER PROPOSALS

  Proposals which qualified stockholders intend to present at the 1997 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting no later than December 31, 1996.

                                 OTHER MATTERS

  THE COMPANY FILES AN ANNUAL REPORT WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K WHICH INCLUDES ADDITIONAL INFORMATION ABOUT THE COMPANY. A COPY OF THE FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, MAY BE OBTAINED WITHOUT CHARGE, AND COPIES OF THE EXHIBITS WHICH ARE LISTED THEREIN WILL BE FURNISHED UPON PAYMENT OF THE COMPANY'S COSTS OF REPRODUCTION AND MAILING OF SUCH EXHIBITS. ALL SUCH REQUESTS SHOULD BE DIRECTED TO STEPHEN H. MOYNIHAN, VICE PRESIDENT, CLEAN HARBORS, INC., P.O. BOX 327, BRAINTREE, MASSACHUSETTS 02184, TELEPHONE (617) 849-1800, EXT. 4450.

  Except for the matters set forth above, management knows of no other matter which is to be brought before the meeting, but if any other matter shall properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matter.

                                          By Order of the Board of Directors,

                                          /s/ C. Michael Malm

                                          C. Michael Malm, Clerk

May 1, 1996

  THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                        APPENDIX

                              Form of Proxy Card
- --------------------------------------------------------------------------------

                              CLEAN HARBORS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Alan S. McKim and Stephen H. Moynihan, and each of them acting solely, with full power of substitution, as the true and lawful attorney-in-fact and proxy for the undersigned to vote all shares of stock of Clean Harbors, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 a.m., local time, on Monday, June 17, 1996, at the Swissotel, One Avenue de Lafayette, Boston, Massachusetts, or any adjournment thereof, hereby revoking any proxies heretofore given. Each such proxy is hereby directed to vote upon the matters set forth on the reverse side hereof and, in his own discretion, upon such other matters as may properly come before the meeting.

                        (To be Signed on Reverse Side)

- --------------------------------------------------------------------------------

Please mark
votes as in    [X]
this example.

Election of Directors:   FOR   WITHHELD     Nominees: Alan S. McKim
                         [_]     [_]                  John F. Kaslow
                                                      David A. Eckert

                               For, except vote withheld from the following nominee:_________________________________________

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREON. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTORS.


Signature:_______________________________      Date:____________________________

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- --------------------------------------------------------------------------------